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                                                                    Exhibit 99.3

                                OFFER TO EXCHANGE

                8 3/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
                           FOR ANY AND ALL OUTSTANDING
                    8 3/4% SENIOR SUBORDINATED NOTES DUE 2008
                                       OF
                         GRAHAM PACKAGING COMPANY, L.P.
                                       AND
                               GPC CAPITAL CORP. I

                                                                          , 2003

To Securities Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

     Graham Packaging Company, L.P. and GPC Capital Corp. I (the "Issuers") are offering (the "Exchange Offer") to exchange $1,000 in principal amount of the Issuers' new 8 3/4% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes"), for each $1,000 in principal amount of outstanding 8 3/4% Senior Subordinated Notes due 2008 that were issued on May 28, 2003 (the "Old Notes"). The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof, upon the
terms and subject to the conditions of the enclosed Prospectus, dated         ,
2003 (as the same may be amended or supplemented from time to time, the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"). The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (except as to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof (except as provided herein or in the Prospectus) and are not subject to any covenant regarding registration under the Securities Act of 1933, as amended (the "Securities Act"). The Old Notes are unconditionally guaranteed (the "Old Guarantee") by Graham Packaging Holdings Company (the "Guarantor") on a senior subordinated basis, and the Exchange Notes will be unconditionally guaranteed (the "New Guarantee") by the Guarantor on a senior subordinated basis. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantor offers to issue the New Guarantee with respect to all Exchange Notes issued in the Exchange Offer in exchange for the outstanding Old Guarantee of the Old Notes for which such Exchange Notes are issued in exchange.

     Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the "Exchange Offer" include the Guarantor's offer to exchange the New Guarantee for the Old Guarantee, references to the "Issuers" include the Guarantor as issuer of the New Guarantee and the Old Guarantee, references to the "Exchange Notes" include the related New Guarantee and references to the "Old Notes" include the related Old Guarantee.

     The Issuers will accept for exchange any and all Old Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

     WE ARE ASKING YOU TO CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OLD NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE OR WHO HOLD OLD NOTES REGISTERED IN THEIR OWN NAMES.

     The Issuers will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Old Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuers for

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customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuers will pay all transfer taxes, if any, applicable to the tender of Old Notes to them or their order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

     Enclosed are copies of the following documents:

     1. A form of letter which you may send, as a cover letter to accompany the Prospectus and related materials, to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the client's instructions with regard to the Exchange Offer.

     2.  The Prospectus.

     3. The Letter of Transmittal for your use in connection with the tender of Old Notes and for the information of your clients.

     4.  A form of Notice of Guaranteed Delivery.

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

     Your prompt action is requested. The Exchange Offer will expire at 12:00 a.m., New York City time, on , 2003 unless the Exchange Offer is extended by the Issuers. The time at which the Exchange Offer expires is referred to as the "Expiration Date." Tendered Old Notes may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 12:00 a.m. on the Expiration Date.

     To participate in the Exchange Offer, certificates for Old Notes, or a timely confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at The Depository Trust Company, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Letter of Transmittal and the Prospectus.

     If holders of the Old Notes wish to tender, but it is impracticable for them to forward their Old Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer--Guaranteed Delivery Procedures" and the Letter of Transmittal.

     Additional copies of the enclosed materials may be obtained from the Exchange Agent, The Bank of New York, by calling (212) 298-1915 and directing your inquiries to Carolle Montreuil.


                                        Very truly yours,


                                        Graham Packaging Company, L.P.
                                        GPC Capital Corp. I


     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUERS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.


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